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                                                                     EXHIBIT 5.1
Wilson Sonsini Goodrich & Rosati
Palo Alto, California


                               February 22, 2001



ISTA Pharmaceuticals, Inc.
15279 Alton Parkway, Building 100
Irvine, CA  92618

    RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 22, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of 2,240,608 shares of Common Stock reserved for issuance under the 1993 Stock Plan, 574,601 shares of your Common Stock reserved for issuance under the 2000 Stock Plan and 399,293 shares of your Common Stock reserved for issuance under the 2000 Employee Stock Purchase Plan, (collectively, the "Plans"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

    It is our opinion that, when issued and sold in the respective manners referred to in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation


                                       /s/ Wilson Sonsini Goodrich & Rosati